UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

        Date of Report (Date of earliest event reported): April 27, 2007

                          RIVIERA HOLDINGS CORPORATION
             (exact name of registrant as specified in its charter)

     Nevada                     000-21430                 88-0296885
  (State or other              (Commission              (IRS Employer
  jurisdiction of               File Number)             Identification No.)
  incorporation)


  2901 Las Vegas Boulevard South
  Las Vegas, Nevada                                                 89109
  (Address of principal executive offices)                        (Zip code)

        Registrant's telephone number, including area code (702) 794-9527

         ----------------------------------------------------------------
         (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425) [] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12) [] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)) [] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

         On April 27, 2007, we executed a commitment letter agreement with Wachovia Bank, National Association ("Wachovia") and Wachovia Capital Markets, LLC under which we obtained a commitment from Wachovia to use its best efforts to market and syndicate up to $245 million of senior secured credit facilities for us (the "Facilities"). The Facilities would be comprised of a $20 million five-year revolving credit facility and a $225 million seven-year term loan facility. Substantially all of the outstanding principal amount of the term loan would mature in the seventh year of the term. We would be permitted to prepay the Facilities without premium or penalties, subject to our payment of any funding losses if we enter into swap arrangements related to any LIBOR-based loan under the Facilities. Interest on loans under the Facilities would bear interest at a rate dependent in large part upon the rating we receive from the rating agencies.
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         The Facilities would be guaranteed by all of our active subsidiaries and would be secured by a first priority perfected lien on the stock of those subsidiaries and all or substantially all of our and our subsidiaries' assets.

         The commitment letter agreement provides that if we obtain the Facilities, we will use the proceeds for, among other purposes, the refinancing of our 11% Senior Secured Notes due June 15, 2010 in the original principal amount of $215 million and payment of the applicable call premium on those notes.

         Wachovia's commitment to use its best efforts to secure commitments from other lenders for the Facilities is subject to various conditions precedent, including satisfactory completion of due diligence reviews, completion of a definitive credit agreement with us and related documentation for the Facilities (which will contain, among other things, representations, warranties, covenants and events of default customarily found in similar financings) and the absence of material adverse changes on our part.

         We anticipate that the aggregate fees and other costs we incur in connection with the commitment and the actual obtaining of the Facilities would be approximately $2.1 million. In addition to paying fees and expenses, we are obligated to indemnify and hold harmless Wachovia and related parties from and against liabilities related to or arising out of the Facilities and the related transactions.

         Forward-Looking Statements. This report contains "forward-looking statements," as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include the words "may," "would," "could," "likely," "estimate," "intend," "plan," "continue," "believe," "expect," "projections" or "anticipate" and similar words and include all discussions about the Facilities, including whether we will in fact obtain the Facilities and, if so, what the definitive terms and conditions of the Facilities will be, and our total costs associated with this project. We do not guarantee that we will obtain the Facilities nor do we guarantee what the definitive terms and conditions of the Facilities would be. Although we believe that our forward-looking statements are reasonable at the present time, we may not achieve our plans, objectives and expectations or we may modify them. You should read this report completely and with the understanding that our actual results may be materially different from what we expect. We do not plan to update forward-looking statements even though our situation or plans may change in the future, unless applicable law requires us to do so.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

               Date: May 3, 2007         RIVIERA HOLDINGS CORPORATION

                                         By: /s/ Mark Lefever
                                         Mark Lefever
                                         Treasurer and Chief Financial Officer